Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Respironics, Inc. 2007 Employee Stock Purchase Plan of our report dated September 8, 2006, with respect to the consolidated financial statements of Respironics, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2006, and Respironics, Inc. management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Respironics, Inc., and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

November 10, 2006